UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 1, 2016

Asia Equity Exchange Group, Inc.

(Exact name of Company as specified in its charter)

Nevada	333-192272	46-3366428
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Unit B, 5/F, CKK Commercial Centre

289 Hennessy Road, Wanchai, Hong Kong

(Address of principal executive offices) (Zip Code)

+852-2845 2281

Company’s telephone number, including area code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On and effective July 1, 2016, Mr. Jun Liu resigned as Chief Financial Officer and Secretary of the Company. In addition, Mr. Tao Peng resigned as the Company’s Treasure. Both Mr. Liu’s and Mr. Peng’s resignation were due to personal reasons and not because of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. Mr. Liu will continue to act as the Company’s Chief Executive Officer, President and Chairman of the Board of Directors. Mr. Peng will continue to act as the Company’s director.

On the same date, the Board of Directors of the Company appointed Ms. Wanning Feng as Chief Financial Officer and Treasurer.

Ms. Feng, 41, has more than 20 years corporate finance and accounting experience. She joined the Company in March 2016 as financial controller after serving as Finance Manager of Shenzhen Chengzheng Microcredit Co., Ltd., a lending company offers various financial products to small and midsize companies, from July 2014 to March 2016. From August 2010 to August 2013, Ms. Feng was the director of finance of Interline Brands International Trading (Shenzhen) Co., Ltd., the China office of Interline Brands, Inc., a leading direct marketer and distributor of maintenance, repair and operations (MRO) products in the United States. Ms. Feng holds a Bachelor’s degree in Accounting from Shanxi University of Finance and Economics and is currently an MBA candidate at Tianjin University.

There is no family relationship that exists between Ms. Feng and any directors or executive officers of the Company. In addition, there are no arrangements or understandings between Ms. Feng and any other persons pursuant to which she was selected as an officer of the Company and there are no transactions between the Company and Ms. Feng that would require disclosure under Item 404(a) of Regulation S-K.

On July 1, 2016, the Board of Directors also appointed Ms. Zaixian Yu as Secretary of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Asia Equity Exchange Group, Inc.

Dated: July 7, 2016	By:	/s/ Jun Liu
Jun Liu
Chief Executive Officer